Exhibit 99.2

Corporate Communications

Department

NEWS Release

Investor Contact: Doug Wilburne, Textron — 401-457-2353 Bill Pitts, Textron — 401-457-2353	FOR IMMEDIATE RELEASE

TEXTRON COMPLETES ACQUISITION OF

UNITED INDUSTRIAL CORPORATION

Providence, RI — December 18, 2007 — Textron Inc. (NYSE: TXT) announced today that it has completed its acquisition of United Industrial Corporation (“UIC”) pursuant to the merger of an indirect wholly owned subsidiary of Textron with UIC.  UIC, as the surviving corporation of the merger, is now an indirect wholly owned subsidiary of Textron.  Textron had previously announced the acquisition of control of UIC pursuant to a cash tender offer.  In connection with the merger, all remaining outstanding shares of common stock of UIC (other than those as to which holders properly exercise appraisal rights, if any) were converted into the right to receive the same $81.00 cash per share, without interest, that was paid in the tender offer.  With this transaction, Textron adds important capabilities to its existing aerospace and defense businesses and advances its strategy to deliver broader and more integrated solutions to its customers.

Headquartered in Hunt Valley, Maryland, UIC operates through its wholly-owned subsidiary, AAI Corporation.  AAI, a leading provider of intelligent aerospace and defense systems and services including unmanned aircraft and ground control stations, services and logistics support, aircraft and satellite test equipment, training systems and counter-sniper devices, will become part of Textron’s Bell segment, with the majority of the business operating within Textron Systems Corporation.  The AAI and Textron Systems combination furthers growth opportunities and capabilities to better serve government, military and homeland security customers.

About Textron Inc.

Textron Inc. is an $11 billion multi-industry company operating in 32 countries with approximately 40,000 employees. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Systems Corporation and Textron Financial Corporation. More information is available at www.textron.com.